Exhibit 1

NEWS RELEASE FOR IMMEDIATE RELEASE
AWB Board recommends Agrium’s proposal to AWB Shareholders
August 24, 2010 — ALL AMOUNTS ARE STATED IN AUD (A$) OR USD (US$) AS NOTED
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) and AWB Limited (“AWB”) announced today that the AWB Board has recommended Agrium’s proposed acquisition to AWB Shareholders. Under the terms of the definitive agreement for Agrium to acquire AWB, AWB will commence the Scheme of Arrangement process pursuant to which Agrium will purchase all of the outstanding shares and performance rights of AWB for A$1.50 per share in cash for A$1.238-billion. The all cash purchase price represents a 45 percent premium over the 30-day volume weighted-average trading price for AWB shares on the ASX ended August 13, 2010 and a premium of 37 percent over the closing price of A$1.095 per share on that date.
“We are pleased with the AWB Board’s decision to support our offer and expect the transaction will bring immediate value to both AWB and Agrium stakeholders. We believe there are significant opportunities to provide efficiencies across the value chain, including offering new products and services, for the benefit of Australian growers,” said Agrium’s President and CEO Mike Wilson. “We are excited about the opportunity to work with AWB employees to build on the solid relationship that AWB has already developed with customers,” continued Mr. Wilson.
“We anticipate the acquisition of AWB will be significantly accretive to Agrium’s earnings in the first year. We believe we will be able to generate synergies of A$40-million or more on an annual basis, with limited synergies realized in the first year, the majority in 2012 and the full amount obtained in 2013 and thereafter. This is expected to be achieved primarily through improved margins within the Landmark retail division, largely through enhanced purchasing efficiencies, expansion in product offerings and other improvements, as well as some reduction in expenses. Agrium will primarily use cash on hand to fund the acquisition, and if required we can access our unused lines of credit which are in excess of US$1-billion,” said Mr. Wilson.
Agrium noted the following key benefits of the transaction:
•	Provides an attractive all cash premium to AWB shareholders;

•	Anticipated benefits to AWB’s grower customers include expansion in products and services, reinvestment in the business and leveraging Agrium’s strengths in product procurement for the benefit of AWB grower customers;

•	Intention to retain AWB’s reputable brands and identity;

•	Maintains or enhances competitive environment in the Australian grain procurement and retail markets;

•	AWB employees are expected to benefit from being part of a larger, financially stronger organization with greater access to working capital and potential for future investment in the Australian business; and,

•	Provides a larger, stronger platform to support Agrium’s future growth, particularly into South East Asian region.
It is anticipated that the Scheme of Arrangement documentation will be mailed to shareholders in early October and that the shareholder meetings to approve the purchase will be held in the first half of November 2010.
The AWB Board recommendation is subject to no superior proposal being received by AWB and confirmation from the Independent Expert that the Scheme is in the best interests of shareholders.
The agreement with Agrium permits AWB to pay a dividend of up to A$0.20 cents per share, fully franked, subject to obtaining a favorable ATO ruling, which will be funded by a loan from Agrium. The price payable for the purchase of the AWB shares would be reduced by the cash amount of any dividend paid.
AWB currently has 817,304,356 shares and 7,043,858 performance rights issued which the scheme implementation agreement is based upon.
AWB is a company listed on the Australian Securities Exchange (ASX) more information is available at the AWX website www.asx.com.
About Agrium
Agrium Inc. is a major retail supplier of agricultural products and services in both North and South America and a leading global producer and marketer of agricultural nutrients and industrial products. Agrium produces and markets three primary groups of nutrients: nitrogen, phosphate and potash as well as controlled release fertilizers and micronutrients. Agrium’s strategy is to grow through incremental expansion of its existing operations and acquisitions as well as the development, commercialization and marketing of new products and international opportunities.
About AWB
AWB was formed in 1939 as the Australian Wheat Board and was Australia’s statutory grain marketing authority for over 60 years. Operations are conducted through two main divisions: Landmark and Commodity Management. Landmark Rural Services is Australia’s largest distributor of merchandise and fertilizer, with over 400 locations across Australia and New Zealand providing a diverse range of rural services including rural merchandise, crop chemicals, fertilizer, livestock, wool marketing, agronomy services and real estate agency services. The division includes 50 percent ownership interests in Hi-Fert, a wholesale fertilizer distribution company currently held for sale, Australian Wool Handlers and RD1, a New Zealand farm supply company. Following the sale of Landmark Financial Services’ loan and deposit books announced in December 2009, Landmark Rural Services also includes the remainder of the finance businesses (including insurance, wealth management, and equipment finance).
AWB’s Commodity Management business activities include grain merchandising, pool management services, storage and handling, and trade finance. Grain marketing, pool management and logistics in Australia fall under Australian Commodity Management, while activities conducted internationally through AWB Geneva and AWB India fall under International Commodity Management.

Forward-Looking Statements
Certain statements and other information included in this press release constitute “forward looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current condition, are forward-looking statements, including, but not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations, including with respect to future operations following the proposed acquisition of AWB. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements.
Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to, a potential for AWB to change its recommendation as a result of receiving a superior proposal from others, the rejection of the transaction by the AWB shareholders, or the possible delay in the completion of the steps required to be taken for the eventual combination of the two companies, including the possibility that approvals or clearances required to be obtained from regulatory and other agencies and bodies will not be obtained in a timely manner or will be obtained on conditions that may require divestiture of assets expected to be acquired, the businesses of Agrium and AWB, or any other recent business acquisitions, may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected, the expected combination benefits and synergies and costs savings from the Agrium/AWB transaction may not be fully realized or not realized within the expected time frame, disruption from the proposed transaction making it more difficult to maintain relationships with customers, employees and suppliers, general business and economic conditions, interest rates, exchange rates and tax rates, weather conditions, crop prices, the supply, demand and price level for our major products, gas prices and gas availability, operating rates and production costs, domestic fertilizer consumption and any changes in government policy in key agriculture markets, including the application of price controls and tariffs on fertilizers and the availability of subsidies or changes in their amounts, changes in development plans, construction progress, political risks, including civil unrest, actions by armed groups or conflict, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof and other risk factors detailed from time to time in Agrium reports filed with the SEC.
Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation.
FOR FURTHER INFORMATION:
Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Todd Coakwell, Manager, Investor Relations
(403) 225-7437
Contact us at: www.agrium.com
Media enquiries — Australia:
Nic Jarvis at Edelman
Phone: 61 414 414 484
nic.jarvis@edelman.com
David McCarthy at Edelman
Phone: 61 398 637 625/ 61 417 389 675